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                     March 4, 2022

       Michael Sonnenshein
       Chief Executive Officer
       Grayscale Ethereum Classic Trust (ETC)
       290 Harbor Drive, 4th Floor
       Stamford, CT 06902

                                                        Re: Grayscale Ethereum
Classic Trust (ETC)
                                                            Registration
Statement on Form 10
                                                            Filed July 12, 2021
                                                            File No. 000-56309

       Dear Mr. Sonnenshein:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance